Stonefield Josephson, Inc.
Certified Public Accountants
Business Advisors

August 2, 2005

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the statements regarding our firm in Item 4.02 of the Cobalis Corp. Form 8-K dated August 2, 2005, and provide the following clarification:

On July 19, 2005, Stonefield Josephson, Inc., notified the Chief Executive Officer and Director of Cobalis Corp. (the "Company") that the Company's Form 10-KSB filed with SEC on July 15, 2005 contained false statements and must be corrected immediately. Specifically, the Form 10-KSB contained a false report, with a date of July 20, 2005, purportedly to be that of Stonefield Josephson on the consolidated financial statements of the Company and subsidiary for the year ended March 31, 2004 and for the period from November 21, 2000 (inception) to March 31, 2004 the ("2004 financial statements".) Stonefield Josephson did not consent to or give permission to the Company to reissue its report dated July 8, 2004 on the 2004 financial statements and, further, had not performed the auditing procedures required by the auditing standards of the Public Company Accounting Oversight Board prior to reissuance of a previous audit report.

In the July 19, 2005 letter, Stonefield Josephson requested that the Company confirm the correction of the false filing by July 22, 2005. It did not. Consequently, pursuant to Securities Exchange Act of 1934, Section 10A(b)(2), Stonefield Josephson notified the Company's Board of Directors on July 26, 2005 that the false filing had not been corrected and advised the Board to provide the SEC notice of Stonefield Josephson's communications pursuant to Section 10A(b)(3) by July 28, 2005. It did not. Consequently, as it is required by
Section 10A(b)(3)(B), on July 29, 2005 Stonefield Josephson provided such notice to the SEC. Furthermore, in the July 26, 2005 letter, Stonefield Josephson notified the Company's Board that, as a consequence of management's refusal to correct the false filing with the SEC, Stonefield Josephson was withdrawing its previously issued reports on the Company's financial statements.

Yours Truly,

/s/ Stonefield Josephson, Inc.
Stonefield Josephson, Inc.
www.sjaccounting.com

Santa Monica               Irvine                    San Francisco              Walnut Creek
1620 26th Street           4 Park Plaza              655 Montgomery Street      1333 N. California Blvd.
Suite 400 South            Suite 900                 Suite 1220                 Suite 470
Santa Monica, CA 90404     Irvine, CA 92614          San Francisco, CA 94111    Walnut Creek, CA 94596
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Tel. 310.453.9400 Tel. 949.653.9400 Tel. 415.981.9400 Tel. 925.938.9400 Fax.
310.453.1187 Fax. 949.833.3582 Fax. 415.391.2310 Fax. 925.930.0107